Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-266050) and related Prospectus of Evaxion Biotech A/S for the registration of its ordinary shares and to the incorporation by reference therein of our report dated March 31, 2022, with respect to the consolidated financial statements of Evaxion Biotech A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
August 22, 2022